FREE WRITING PROSPECTUS Dated August 7, 2012	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-15

$1.27+bln Ally Prime Auto Loans (ALLYA) 2012-4 ** PRICING DETAILS **

JOINT BOOKRUNNERS: CS (str), DB, RBC

Public / SEC Registered

CO-MANAGERS: BMO, CIBC, Lloyds, Natixis, Scotia

CLS	$AMT-mm	WAL	M/S&P	L.FINAL	BENCH +	SPRD	YLD%	CPN	$PRICE
A-1	304.000	0.30	P-1/A-1+	09/06/13	IntL	-20	0.30175		100-00
A-2	423.000	1.18	Aaa/AAA	05/15/15	EDSF	+8	0.485	0.48	99.99468
A-3	396.000	2.45	Aaa/AAA	01/17/17	IntS	+10	0.595	0.59	99.98962
A-4	151.430	3.66	Aaa/AAA	10/16/17	IntS	+16	0.810	0.80	99.96886
B	40.760	NOT OFFERED
C	27.170	NOT OFFERED
D	13.590	NOT OFFERED

* Expected Settle:	08/15/12
* First Payment Date:	09/17/12
* Expected Ratings:	Moody’s and S&P
* Bill & Deliver:	Credit Suisse
* ERISA Eligible:	Yes
* Format:	Public
* Min Denoms:	$1k by $1k
* Timing:	PRICED

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.